UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Great Valley Parkway Malvern, Pennsylvania		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 24, 2006, the Compensation Committee of the Board of Directors (the “Board”) of Orthovita, Inc. (the “Company”) completed its annual performance and compensation review of the Company’s executive officers and recommended to the Board 2006 annual base salaries and 2005 performance bonuses for the Company’s executive officers to be included as the Named Executive Officers in the Company’s Proxy Statement for the 2006 Annual Meeting of Shareholders.

2006 Base Salaries

The Board approved the recommendations made by the Compensation Committee with respect to 2006 salaries, as listed below.

Named Executive Officer	Title	2006 Salary	2005 Performance Bonus
Antony Koblish	Chief Executive Officer	$258,000	$97,241
Erik M. Erbe, Ph.D.	Chief Science Officer	$207,845	$42,000
Joseph M. Paiva	Chief Financial Officer	$206,060	$41,100
Maarten Persenaire, M.D.	Chief Medical Officer	$211,810	$45,000
Christopher Smith	Vice President, U.S. Sales	$174,970	$106,600	(1)

(1)	Mr. Smith’s bonus was based primarily on top line sales revenue growth and paid quarterly.

2005 Performance Bonuses

On February 24, 2006, the Chief Executive Officer of the Company presented 2005 performance bonus recommendations for the Company’s Named Executive Officers, other than himself, to the Compensation Committee and the Compensation Committee presented the 2005 performance bonus recommendation for the Chief Executive Officer to the Board. The recommended bonuses, as set forth in the table above, were approved by both the Committee and the Board.

2006 Performance Bonus Objectives

Under the Company’s discretionary cash bonus program, which was established to promote the achievement of the Company’s annual performance objectives, the Board has established Company objectives and milestones for the 2006 performance bonuses. The Company objectives and milestones targeted for 2006 and the corresponding weight given to each are as follows: top line sales revenue growth (40%), net loss (15%), cash flow (10%), inventory turns (15%), product development (10%) and clinical activities (10%).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Joseph M. Paiva
Joseph M. Paiva
Chief Financial Officer

Dated: March 2, 2006